Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952-806-1707
Andy Larew — Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS REPORTS FOURTH QUARTER 2012 RESULTS

- 4Q12 GAAP net loss of $63.6 million, or $1.11 per share -

- 4Q12 operational diluted earnings per share of $0.40, up 10.4% from $0.37 in 4Q11 -

MINNEAPOLIS, August 23, 2012 — Regis Corporation (NYSE:RGS), the global leader in the $160 billion haircare industry, today reported a fourth quarter net loss of $1.11 per share. These results include non-operational after-tax items of $89.2 million, primarily related to goodwill impairment in the Company’s Regis salon division and the write-down of the equity investment in Empire Education. Excluding non-operational items, fourth quarter operational earnings increased to $0.40 per diluted share from $0.37 in the year-earlier quarter. Sales totaled $568.2 million versus $592.0 million in the 2011 fourth quarter.

“The gain in fourth quarter operational earnings amidst a negative sales trend reflects Regis’ ongoing commitment to controlling costs, managing our business more efficiently and a decrease in the effective income tax rate,” said Dan Hanrahan, President and Chief Executive Officer. “I have been on the job for less than three weeks and I believe there is significant opportunity to improve our performance. We are committed to improving the salon experience for our guests, hiring and retaining the best stylists, continuing our efforts to simplify our operating model and effectively leveraging our scale as North America’s largest salon company.”

Commenting on fiscal 2012, Hanrahan said, “Regis faced a number of challenges in the past year, but reported operational earnings per diluted share of $1.30, which was up 11.4% from fiscal 2011. We have lots of work ahead of us.  The previously announced sale of non-core assets will allow us to focus on our core business.”

FISCAL 2012 CONSOLIDATED FINANCIAL HIGHLIGHTS

Consolidated Highlights

•                  Sales of $2,273.8 million, down 2.2% from $2,325.9 million in fiscal 2011.

•                  Same-store sales declined 3.1% versus a decline of 1.7% in fiscal 2011.

•                  Same-store transaction counts for our salon businesses declined 3.0% in fiscal 2012.

•                  Gross margin decreased 10 basis points to 44.7% of sales from 44.8% in fiscal 2011.

•                  Operational operating margins remained flat with fiscal year 2011 at 5.0% of sales.

•                  Operational net income of $80.5 million increased 13.0%, from $71.2 million in fiscal 2011.

•                  Operational diluted earnings per share of $1.30 increased 11.4%, from $1.16 in fiscal 2011.

•                  Operational EBITDA of $220.4 million decreased 2.8%, from $226.6 million in fiscal 2011.

•                  Net store base decreased by 54 units in fiscal 2012 for a total store count of 12,647 at June 30, 2012.

•                  The reported income tax rate was 5.8%, which includes the impact of the non-operational charges. The operational income tax rate was 28.6%.

•                  Total cash at June 30, 2012 grew to $111.9 million, an increase of $15.7 million since June 30, 2011.

•                  Total debt at June 30, 2012 decreased to $287.7 million, a decline of $25.7 million since June 30, 2011.

FISCAL 2012 FOURTH QUARTER FINANCIAL HIGHLIGHTS

Consolidated Highlights

•                  Sales of $568.2 million, down 4.0% from $592.0 million in the fourth quarter of fiscal 2011.

•                  Same-store sales declined 3.0% versus a decline of 1.7% in the fourth quarter of fiscal 2011.

•                  Same-store transaction counts for our salon businesses declined 4.0% in the fourth quarter of fiscal 2012.

•                  Gross margin decreased 40 basis points to 44.6% of sales from 45.0% in the fourth quarter of fiscal 2011.

•                  Operational operating margins remained flat with the fourth quarter of fiscal 2011 at 5.7% sales.

•                  Operational net income of $25.6 million increased 11.8%, from $22.9 million in the fourth quarter of fiscal 2011.

•                  Operational diluted earnings per share of $0.40 increased 10.4%, from $0.37 in the fourth quarter of fiscal 2011.

•                  Operational EBITDA of $59.1 million decreased 4.1%, from $61.7 million in the fourth quarter of fiscal 2011.

•                  Net store base decreased by 15 units in the fourth quarter for a total store count of 12,647 at June 30, 2012.

•                  The reported income tax rate was 21.2%, which includes the impact of the non-operational charges. The operational income tax rate was 19.5%.

Segment Results:

North America Salons

Revenues: Fourth quarter 2012 revenues were $487.9 million, a decrease of 4.7% from the fiscal 2011 fourth quarter. Service revenues were $381.4 million, a decrease of 5.6% compared to the same period a year ago. Same-store service sales for the quarter declined 4.0%. Same-store service guest counts declined 3.6% and average ticket declined 0.4%. Retail product revenues were $96.7 million, a decrease of 1.5%. Retail product same-store sales declined 0.5%.

Service Margins: Service margin rate for the fourth quarter of fiscal 2012 was 42.5%, a decline of 10 basis points from the fourth quarter of fiscal 2011.

Retail Product Margins: Retail product margin rate for the fourth quarter of fiscal 2012 was 48.4%, a decline of 170 basis points compared to the fourth quarter of fiscal 2011. The decline in product margins was driven by a sales incentive program for stylists and higher fuel costs.

Site Operating Expense: Site operating expense was $44.4 million, or 9.1% of North American revenues, which included non-operational charges of $0.8 million related to an adjustment to self-insurance reserves. Operational site operating expense for the fourth quarter of 2012 was $0.5 million lower than the fourth quarter of 2011, coming in at $43.6 million, or 8.9% of North American revenue.

General and Administrative Expense: General and administrative expense was $28.5 million, or 5.8% of North American revenues, which included non-operational charges of $1.4 million related to our field restructuring. Operational general and administrative expense for the fourth quarter of 2012 was 20 basis points, or $2.1 million lower than the fourth quarter of 2011, coming in at $27.1 million, or 5.5% of North American revenues. Regis continued to see savings in travel expense due to implementing new portable technology for the field staff. In addition, general and administrative salaries and professional fees declined due to cost-saving initiatives.

Rent Expense: Rent expense was $72.2 million, or 14.8% of North American revenue. This represented an increase of 60 basis points over the same period a year ago, primarily the result of deleveraging due to negative same-store sales.

Depreciation and Amortization Expense: Depreciation and amortization was $16.6 million, or 3.4% of North American revenues, an increase of 10 basis points over the fourth quarter of fiscal 2011.

Operating Margins: Fourth quarter 2012 GAAP operating margin was -2.2% of North American revenues. Excluding non-operational items, operational operating margin was 12.1% of North American revenues, a decrease of 110 basis points compared to the fourth quarter of fiscal 2011.

International Salons

Revenues: Fourth quarter 2012 revenues were $41.0 million, a decrease of 3.7% from the fiscal 2011 fourth quarter. Service revenues were $30.4 million, a decrease of 2.4% compared to the same period a year ago. Same-store service sales for the quarter declined 5.2%. Retail product revenues were $10.5 million, a decrease of 7.5%. Retail product same-store sales declined 10.0%.

Service Margins: Service margin rate for the fourth quarter of fiscal 2012 was 47.3%, a decline of 130 basis points over the fourth quarter of fiscal 2011. The decline in service margin was primarily driven by lower salon productivity due to reduced sales levels.

Retail Product Margins: Retail product margin rate for the fourth quarter of fiscal 2012 was 54.1%, an improvement of 890 basis points compared to the fiscal 2011 fourth quarter. The increase in product margins resulted from a favorable book to physical count and vendor participation in special discounting to sell inventory.

Operating Margins: Fourth quarter 2012 operating margin was $1.1 million, or 2.8% of International revenues, an improvement of 110 basis points compared to the fourth quarter of fiscal 2011.

Hair Restoration Centers

Revenues: Fourth quarter 2012 revenues were $39.3 million, an increase of 4.3% from the fourth quarter of fiscal year 2011. Same-store sales for the quarter increased 4.4%.

Gross Margins: Gross margin rate for the fourth quarter of fiscal 2012 was 51.6%, a decline of 300 basis points over the fourth quarter of fiscal 2011. The decline in gross margin was primarily driven by increased hair system costs due to wage pressure in China.

Operating Margins: Fourth quarter 2012 GAAP operating margin was $4.1 million, or 10.4% of Hair Club revenues, which includes non-operational expense of $0.1 million. Operational operating margin was $4.2 million, or 10.6% of Hair Club revenues, a decrease of 40 basis points compared to the fourth quarter of fiscal 2011.

Corporate

General and Administrative Expense: Fourth quarter 2012 GAAP general and administrative expense was $33.8 million, or 6.0% of consolidated revenues, which includes non-operational charges of $6.5 million. Operational general and administrative expense for the fourth quarter of 2012 was $27.3 million, or 4.8% of consolidated revenue, a decrease of 100 basis points over the fourth quarter of 2011. The decrease in this expense category reflects the cost-saving initiatives Regis put in place to become more effective and efficient in supporting salon operations.

Income Taxes

During the three months ended June 30, 2012, the Company recognized a tax benefit of $10.5 million with a corresponding effective tax rate of 21.2% utilizing the year-to-date method. The Company’s operational tax rate of 19.5% came in better than expected primarily due to the release of income tax reserves.

Equity in (Loss) Income of Affiliates

Loss from equity method investments and affiliated companies was $24.4 million in the fourth quarter of 2012, which included a non-operational impairment charge of $28.2 million related to the write-down of the Company’s equity investment in Empire Education Group. Operational income from equity method investments and affiliated companies was $4.1 million, an increase of $0.7 million over the fourth quarter of 2011. The increase in this category primarily relates to increased same-store sales and lower than expected cost of goods sold in Provalliance.

Fourth Quarter Non-Operational Items

Fourth quarter non-operational items, which netted to $89.2 million on an after-tax basis, consisted of the following items:

•                  Non-cash after-tax goodwill impairment of $55.2 million related to the Company’s Regis salon division.

•                  Non-cash after-tax impairment of $28.2 million related to the Company’s investment in Empire Education Group.

•                  After-tax expense of $1.8 million primarily associated with the field management restructuring.

•                  After-tax expense of $1.4 million of fees related to the expected sale of the Company’s investment in Hair Restoration Centers.

•                  After-tax expense of $1.2 million associated with senior management restructuring and other severance costs.

•                  After-tax expense of $1.1 million of deferred compensation expense associated with freezing the Company’s deferred compensation plan.

•                  After-tax expense of $0.6 million of prior year self insurance reserves.

•                  Non-cash after-tax expense of $0.3 million related to the Company’s 46.7% ownership interest in Provalliance.  The expense relates to holding the investment at the purchase price of 80 million Euro.

•                  After-tax benefit of $0.5 million related to the previously written-off note receivable with Pure Beauty.

A complete reconciliation of reported earnings to operational earnings is included in today’s press release and is available on the Company’s website at www.regiscorp.com.

On April 26, 2012 Regis announced that, effective with the first quarter of fiscal 2013, the Company will discontinue its current practice of reporting consolidated revenues and comparative same-store sales in advance of its quarterly earnings report. Revenues and same-store sales will be reported together in the quarterly earnings announcement.

Regis Corporation will host a conference call discussing fourth quarter results today, August 23, 2012, at 10 a.m., Central time. Interested parties are invited to listen by logging on to www.regiscorp.com or dialing 866-225-8754. A replay of the call will be available later that day. The replay phone number is 800-406-7325, access code 4560118#.

As of June 30, 2012, Regis Corporation owned, franchised, or held ownership interest in 12,647 worldwide locations.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2012, the Company owned, franchised or held ownership interests in approximately 12,600 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue. Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of management and organizational changes; competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED BALANCE SHEET
as of June 30, 2012 and 2011
(In thousands, except per share data)

	June 30,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$111,943	$96,263
Receivables, net	31,578	27,149
Inventories	148,441	150,804
Deferred income taxes	17,395	17,887
Income tax receivable	14,098	22,341
Other current assets	61,222	32,118
Total current assets	384,677	346,562

Property and equipment, net	323,060	347,811
Goodwill	536,655	680,512
Other intangibles, net	101,790	111,328
Investment in and loans to affiliates	166,176	261,140
Other assets	59,488	58,400

Total assets	$1,571,846	$1,805,753

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$28,937	$32,252
Accounts payable	50,454	55,107
Accrued expenses	172,582	167,321
Total current liabilities	251,973	254,680

Long-term debt and capital lease obligations	258,737	281,159
Other noncurrent liabilities	171,979	237,295
Total liabilities	682,689	773,134

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 57,415,241 and 57,710,811 common shares at June 30, 2012 and 2011, respectively	2,871	2,886
Additional paid-in capital	346,943	341,190
Accumulated other comprehensive income	55,114	77,946
Retained earnings	484,229	610,597

Total shareholders’ equity	889,157	1,032,619

Total liabilities and shareholders’ equity	$1,571,846	$1,805,753

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REGIS CORPORATION (NYSE: RGS)

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Service	$429,502	$452,397	$1,712,703	$1,762,974
Product	128,325	129,415	520,467	523,194
Royalties and fees	10,341	10,173	40,609	39,701
	568,168	591,985	2,273,779	2,325,869
Operating expenses:
Cost of service	246,423	258,288	985,154	1,012,868
Cost of product	62,377	61,910	249,655	249,979
Site operating expenses	49,010	47,594	198,725	197,722
General and administrative	74,564	103,545	302,572	339,857
Rent	86,517	87,552	340,805	342,286
Depreciation and amortization	25,561	25,942	118,071	105,109
Goodwill impairment	67,684	—	146,110	74,100
Total operating expenses	612,136	584,831	2,341,092	2,321,921

Operating (loss) income	(43,968)	7,154	(67,313)	3,948

Other income (expense):
Interest expense	(6,892)	(8,390)	(28,245)	(34,388)
Interest income and other, net	1,032	2,081	5,130	4,811
(Loss) income from continuing operations before income taxes and equity in (loss) income of affiliated companies	(49,828)	845	(90,428)	(25,629)
Income taxes	10,549	(20,182)	5,279	9,496
Equity in (loss) income of affiliated companies, net of income taxes	(24,355)	2,942	(30,043)	7,228
Loss from continuing operations	$(63,634)	$(16,395)	$(115,192)	$(8,905)

Income from discontinued operations, net of tax	—	—	1,099	—

Net loss	$(63,634)	$(16,395)	$(114,093)	$(8,905)

Net loss per share:
Basic:
Loss from continuing operations	$(1.11)	$(0.29)	$(2.02)	$(0.16)
Income from discontinued operations, net of tax	—	—	0.02	—
Net loss per share, basic(1)	$(1.11)	$(0.29)	$(2.00)	$(0.16)
Diluted:
Loss from continuing operations	$(1.11)	$(0.29)	$(2.02)	$(0.16)
Income from discontinued operations, net of tax	—	—	0.02	—
Net loss per share, diluted(1)	$(1.11)	$(0.29)	$(2.00)	$(0.16)

Weighted average common and common equivalent shares outstanding:
Basic	57,229	56,800	57,137	56,704
Diluted	57,229	56,800	57,137	56,704

Cash dividends declared per common share	$0.06	$0.06	$0.24	$0.20

(1) Total is a recalculation; line items calculated individually may not sum to total.

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REGIS CORPORATION (NYSE: RGS)
SELECTED CASH FLOW DATA
(In thousands)

	Year Ended June 30,
	2012	2011
	(Unaudited)

Net cash provided by operating activities	$153,700	$229,178
Net cash used in investing activities	(90,859)	(144,330)
Net cash used in financing activities	(43,548)	(148,431)
Effect of exchange rate changes on cash and cash equivalents	(3,613)	7,975
Increase (decrease) in cash and cash equivalents	15,680	(55,608)
Cash and cash equivalents:
Beginning of year	96,263	151,871
End of year	$111,943	$96,263

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REGIS CORPORATION (NYSE: RGS)

Salon and Hair Restoration Center Counts and Revenues

SYSTEM-WIDE LOCATIONS:

	June 30, 2012	June 30, 2011

Company-owned salons	7,722	7,883
Franchise salons	2,016	1,936
Company-owned hair restoration centers	69	67
Franchise hair restoration centers	29	29
Ownership interest locations	2,811	2,786
Total, system-wide	12,647	12,701

SALON LOCATION SUMMARY

NORTH AMERICAN SALONS:

	June 30, 2012	June 30, 2011
REGIS SALONS
Open at beginning of period	1,023	1,049
Salons constructed	12	12
Acquired	—	9
Less relocations	(9)	(10)
Salon openings	3	11
Conversions	—	(1)
Salons closed	(73)	(36)
Total, Regis Salons	953	1,023

MASTERCUTS
Open at beginning of period	588	600
Salons constructed	11	6
Acquired	—	—
Less relocations	(9)	(5)
Salon openings	2	1
Conversions	—	1
Salons closed	(21)	(14)
Total, MasterCuts Salons	569	588

SMARTSTYLE/COST CUTTERS IN WALMART
Company-owned salons:
Open at beginning of period	2,393	2,374
Salons constructed	50	65
Acquired	—	—
Franchise buybacks	—	—
Less relocations	(1)	(1)
Salon openings	49	64
Conversions	—	—
Salons closed	(1)	(45)
Total company-owned salons	2,441	2,393

Franchise salons:
Open at beginning of period	120	119
Salons constructed	2	3
Acquired	—	—
Less relocations	—	—
Salon openings	2	3
Conversions	—	—
Franchise buybacks	—	—
Salons closed	—	(2)
Total franchise salons	122	120

Total, SmartStyle/Cost Cutters in Walmart Salons	2,563	2,513

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	June 30, 2012	June 30, 2011
SUPERCUTS
Company-owned salons:
Open at beginning of period	1,158	1,100
Salons constructed	65	24
Acquired	1	—
Franchise buybacks	5	73
Less relocations	(9)	(3)
Salon openings	62	94
Conversions	56	13
Salons closed	(48)	(49)
Total company-owned salons	1,228	1,158

Franchise salons:
Open at beginning of period	987	1,034
Salons constructed	68	43
Acquired	—	—
Less relocations	(3)	(7)
Salon openings	65	36
Conversions	5	10
Franchise buybacks	(5)	(73)
Salons closed	(12)	(20)
Total franchise salons	1,040	987

Total, Supercuts Salons	2,268	2,145

PROMENADE
Company-owned salons:
Open at beginning of period	2,321	2,382
Salons constructed	53	26
Acquired	—	18
Franchise buybacks	6	5
Less relocations	(10)	(10)
Salon openings	49	39
Conversions	(56)	(14)
Salons sold to franchisees	(7)	—
Salons closed	(174)	(86)
Total company-owned salons	2,133	2,321

Franchise salons:
Open at beginning of period	829	867
Salons constructed	40	21
Acquired (2)	31	—
Salons purchased from the Company	7	—
Less relocations	(3)	(7)
Salon openings	75	14
Conversions	(5)	(9)
Franchise buybacks	(6)	(5)
Salons closed	(39)	(38)
Total franchise salons	854	829

Total, Promenade Salons	2,987	3,150

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	June 30, 2012	June 30, 2011
INTERNATIONAL SALONS (1)
Company-owned salons:
Open at beginning of period	400	404
Salons constructed	18	13
Acquired	1	—
Franchise buybacks	—	—
Less relocations	(5)	(2)
Salon openings	14	11
Conversions	—	—
Salons closed	(16)	(15)
Total company-owned salons	398	400
Total franchise salons	—	—

Total, International Salons	398	400

TOTAL SYSTEM-WIDE SALONS:
Company-owned salons:
Open at beginning of period	7,883	7,909
Salons constructed	209	146
Acquired	2	27
Franchise buybacks	11	78
Less relocations	(43)	(31)
Salon openings	179	220
Conversions	—	(1)
Salons sold to franchisees	(7)	—
Salons closed	(333)	(245)
Total company-owned salons	7,722	7,883

Franchise salons:
Open at beginning of period	1,936	2,020
Salons constructed	110	67
Acquired (2)	31	—
Salons purchased from the Company	7	—
Less relocations	(6)	(14)
Salon openings	142	53
Conversions	—	1
Franchise buybacks	(11)	(78)
Salons sold	—	—
Salons closed	(51)	(60)
Total franchise salons	2,016	1,936

Total Salons	9,738	9,819

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	June 30, 2012	June 30, 2012
HAIR RESTORATION CENTERS:
Company-owned hair restoration centers:
Open at beginning of period	67	62
Salons constructed	6	3
Acquired	—	—
Franchise buybacks	—	4
Less relocations	(3)	(1)
Salon openings	3	6
Conversions	—	—
Sites closed	(1)	(1)
Total company-owned hair restoration centers	69	67

Franchise hair restoration centers:
Open at beginning of period	29	33
Salons constructed	—	—
Acquired	—	—
Less relocations	—	—
Salon openings	—	—
Franchise buybacks	—	(4)
Sites closed	—	—
Total franchise hair restoration centers	29	29

Total Hair Restoration Centers	98	96

Ownership interest locations	2,811	2,786

Grand Total, System-wide	12,647	12,701

(1) Canadian and Puerto Rican salons are included in the Regis Salons, MasterCuts, SmartStyle, Supercuts, and Promenade concepts and not included in the International salon totals.

(2) Represents the acquisition of a franchise network.

Relocations represent a transfer of location by the same salon concept.

Conversions represent the transfer of one salon concept to another concept.

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REVENUES BY CONCEPT:

	For the Periods Ended June 30,
	Three Months		Twelve Months
	2012	2011	2012	2011
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)
North American salons:
Regis	$99,749	$108,227	$414,752	$434,249
MasterCuts	38,327	40,609	159,627	165,729
SmartStyle	125,872	131,820	514,050	531,090
Supercuts	88,432	84,165	343,764	321,881
Promenade	135,487	146,902	548,912	576,995
Total North American salons	487,867	511,723	1,981,105	2,029,944

International salons	40,975	42,567	141,122	150,237
Hair restoration centers	39,326	37,695	151,552	145,688
Consolidated revenues	568,168	$591,985	$2,273,779	$2,325,869

Percent change from prior year	(4.0)%	0.3%	(2.2)%	(1.4)%

Same-store sales decrease(1)	(3.0)%	(1.7)%	(3.1)%	(1.7)%

(1)  Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations which were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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FINANCIAL INFORMATION BY SEGMENT:

Financial information concerning the Company’s salon and hair restoration businesses is shown in the following tables.

	For the Three Months Ended June 30, 2012 (Unaudited)
	Salons		Hair Restoration	Unallocated
(Dollars in thousands)	North America	International	Centers	Corporate	Consolidated
Revenues:
Service	$381,431	$30,445	$17,626	$—	$429,502
Product	96,692	10,530	21,103	—	128,325
Royalties and fees	9,744	—	597	—	10,341
	487,867	40,975	39,326	—	568,168
Operating expenses:
Cost of service	219,249	16,050	11,124	—	246,423
Cost of product	49,908	4,833	7,636	—	62,377
Site operating expenses	44,448	2,854	1,708	—	49,010
General and administrative	28,474	3,163	9,111	33,816	74,564
Rent	72,204	11,452	2,343	518	86,517
Depreciation and amortization	16,573	1,476	3,299	4,213	25,561
Goodwill impairment	67,684	—	—	—	67,684
Total operating expenses	498,540	39,828	35,221	38,547	612,136

Operating (loss) income	(10,673)	1,147	4,105	(38,547)	(43,968)

Other income (expense):
Interest expense	—	—	—	(6,892)	(6,892)
Interest income and other, net	—	—	—	1,032	1,032
(Loss) income from continuing operations before income taxes and equity in (loss) income of affiliated companies	$(10,673)	$1,147	$4,105	$(44,407)	$(49,828)

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	For the Three Months Ended June 30, 2011 (Unaudited)
	Salons		Hair Restoration	Unallocated
(Dollars in thousands)	North America	International	Centers	Corporate	Consolidated
Revenues:
Service	$403,982	$31,187	$17,228	$—	$452,397
Product	98,160	11,380	19,875	—	129,415
Royalties and fees	9,581	—	592	—	10,173
	511,723	42,567	37,695	—	591,985
Operating expenses:
Cost of service	232,086	16,018	10,184	—	258,288
Cost of product	48,996	6,235	6,679	—	61,910
Site operating expenses	43,552	2,825	1,217	—	47,594
General and administrative	29,147	3,504	9,676	61,218	103,545
Rent	72,830	11,844	2,352	526	87,552
Depreciation and amortization	16,761	1,433	3,451	4,297	25,942
Total operating expenses	443,372	41,859	33,559	66,041	584,831

Operating income (loss)	68,351	708	4,136	(66,041)	7,154

Other income (expense):
Interest expense	—	—	—	(8,390)	(8,390)
Interest income and other, net	—	—	—	2,081	2,081
Income (loss) from continuing operations before income taxes and equity in income of affiliated companies	$68,351	$708	$4,136	$(72,350)	$845

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	For the Twelve Months Ended June 30, 2012 (Unaudited)
	Salons		Hair Restoration	Unallocated
(Dollars in thousands)	North America	International	Centers	Corporate	Consolidated
Revenues:
Service	$1,541,491	$102,400	$68,812	$—	$1,712,703
Product	401,326	38,722	80,419	—	520,467
Royalties and fees	38,288	—	2,321	—	40,609
	1,981,105	141,122	151,552	—	2,273,779
Operating expenses:
Cost of service	888,777	53,684	42,693	—	985,154
Cost of product	201,625	20,010	28,020	—	249,655
Site operating expenses	182,524	9,722	6,479	—	198,725
General and administrative	113,952	12,024	36,436	140,160	302,572
Rent	292,192	37,880	9,036	1,697	340,805
Depreciation and amortization	68,983	5,297	13,101	30,690	118,071
Goodwill impairment	67,684	—	78,426	—	146,110
Total operating expenses	1,815,737	138,617	214,191	172,547	2,341,092

Operating income (loss)	165,368	2,505	(62,639)	(172,547)	(67,313)

Other income (expense):
Interest expense	—	—	—	(28,245)	(28,245)
Interest income and other, net	—	—	—	5,130	5,130
Income (loss) from continuing operations before income taxes and equity in (loss) income of affiliated companies	$165,368	$2,505	$(62,639)	$(195,662)	$(90,428)

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	For the Twelve Months Ended June 30, 2011
	Salons		Hair Restoration	Unallocated
(Dollars in thousands)	North America	International	Centers	Corporate	Consolidated
Revenues:
Service	$1,588,690	$106,734	$67,550	$—	$1,762,974
Product	403,962	43,503	75,729	—	523,194
Royalties and fees	37,292	—	2,409	—	39,701
	2,029,944	150,237	145,688	—	2,325,869
Operating expenses:
Cost of service	919,526	54,213	39,129	—	1,012,868
Cost of product	201,560	23,631	24,788	—	249,979
Site operating expenses	183,552	9,852	4,318	—	197,722
General and administrative	122,281	12,630	37,038	167,908	339,857
Rent	292,479	38,423	9,227	2,157	342,286
Depreciation and amortization	69,763	4,750	12,958	17,638	105,109
Goodwill impairment	74,100	—	—	—	74,100
Total operating expenses	1,863,261	143,499	127,458	187,703	2,321,921

Operating income (loss)	166,683	6,738	18,230	(187,703)	3,948

Other income (expense):
Interest expense	—	—	—	(34,388)	(34,388)
Interest income and other, net	—	—	—	4,811	4,811
Income (loss) from continuing operations before income taxes and equity in income of affiliated companies	$166,683	$6,738	$18,230	$(217,280)	$(25,629)

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income and net income per diluted share provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance business from the same perspective as management and Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations and provide insight into the prospects of our future performance.  We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies.  These non-GAAP results should not be regarded as a substitute for the corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business.  Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and twelve months ended June 30, 2012 and 2011:

The following information is provided to give qualitative and quantitative information related to items impacting comparability.  Items impacting comparability are not defined terms within U.S. GAAP.  Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.  We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance.

Self-insurance reserves adjustments — We have excluded the self-insurance reserves adjustments associated with our prior year reserves from our non-GAAP results.  During the three and twelve months ended June 30, 2012, we incurred expense of $0.9 million.  During the three and twelve months ended June 30, 2011, we incurred expense of $1.2 million.

Sales and use tax audit accrual adjustment — We have excluded a sales and use tax audit accrual adjustment from our non-GAAP results. During the three and twelve months ended June 30, 2011, we recorded a benefit of $1.7 million.

Senior management restructure and severance charges — We have excluded expense associated with senior management restructuring and other related severance charges from our non-GAAP results.  During the three and twelve months ended June 30, 2012 and 2011, we incurred expense of $1.9 and $9.8 million and $2.4 and $4.3 million, respectively, associated with senior management restructuring and other severance charges.

Professional fees — We have excluded expenses associated with the pending sale of the Hair Restoration Centers and our fiscal year 2011 contested proxy from our non-GAAP results.  During the three and twelve months ended June 30, 2012, we incurred $2.2 and $4.9 million, respectively, of expense associated with the pending sale of the Hair Restoration Centers and advisory fees and other costs associated with the fiscal year 2011 contested proxy.

Field restructure and other — We have excluded expenses associated with other one-time field restructuring charges from our non-GAAP results.  During the three and twelve months ended June 30, 2012, we incurred expense of $2.8 million associated with our field restructuring.

Deferred compensation — We have excluded expense associated with amending our deferred compensation plan from our non-GAAP results. During the three and twelve months ended June 30, 2012, we incurred expense of $1.8 million associated with amending our deferred compensation plan such that the benefits are based on years of service and the employees’ compensation as of June 30, 2012.

Pure Beauty note receivable (recovery) reserve — We have excluded the bad debt recovery and valuation reserve associated with the outstanding note receivable with Pure Beauty from our non-GAAP results. During the three and twelve months ended June 30, 2012, we recorded $0.8 million for the recovery of bad debt previously recorded on the outstanding note receivable with Pure Beauty. We recorded valuation reserves of $22.2 and $31.2 million, respectively, during the three and twelve months ended June 30, 2011.

Legal settlements — We have excluded income and expense associated with legal settlements from our non-GAAP results.  During the twelve months ended June 30, 2012 we recorded income of $1.1 million associated with a legal settlement. During the three and twelve months ended June 30, 2011, we incurred expense of $2.4 million associated with a legal settlement.

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Strategic alternative costs — We have excluded the fees associated with our exploration of strategic alternatives during our second quarter of fiscal year 2011 from our non-GAAP results.  During the twelve months ended June 30, 2011, we incurred $1.3 million of expense related to the exploration of strategic alternatives.

Point-of-sale system accelerated depreciation — We have excluded the accelerated depreciation we recorded related to our point-of-sale system from our non-GAAP results. During the twelve months ended June 30, 2012, we recorded $16.1 million in accelerated depreciation related to our point-of-sale system.

Goodwill impairment — We have excluded the goodwill impairment charges we recorded related to our Hair Restoration Centers reportable segment, our Regis salon concept, and our Promenade salon concept from our non-GAAP results. The Company recorded goodwill impairment charges of $67.7 million related to our Regis salon concept during the three months ended June 30, 2012. The Company recorded goodwill impairment charges of $67.7 million and $78.4 million related to our Regis salon concept and Hair Restoration Centers’ reportable segment, respectively, during the twelve months ended June 30, 2012. The Company recorded a goodwill impairment charge of $74.1 million related to our Promenade salon concept during the twelve months ended June 30, 2011.

Tax provision adjustments — The non-GAAP tax provision adjustments are due to the change in non-GAAP taxable income as compared to U.S. GAAP taxable income or loss, resulting from the non-GAAP reconciling items addressed herein.  The non-GAAP tax provision adjustments are made to reflect the year-to-date non-GAAP tax rate for each period.

Empire Education Group (“EEG”) impairment and non-operational charges recorded by EEG— We have excluded the impairment recorded on our investment in EEG and non-operational charges recorded by EEG from our non-GAAP results.  The Company recorded an other than temporary impairment charge of approximately $19.4 million during the three and twelve months ended June 30, 2012 as a result of a decrease in the fair value of the Company’s investment in EEG.  In addition, the Company recorded an additional $8.7 million of expense primarily related to non-operational charges recorded by EEG for intangible asset impairments.

Provalliance impairment, equity put liability, and non-operational charges recorded by Provalliance — We have excluded the impairment recorded on our investment in Provalliance, partially offset by the gain recorded for the reduction in the fair value of the equity put option associated with our Provalliance equity method investment and non-operational charges recorded by Provalliance from our non-GAAP results. The Company recorded an other than temporary impairment charge of approximately $0.3 and $37.4 million during the three and twelve months ended June 30, 2012, respectively, as a result of the Company entering into an agreement to sell its 46.7 percent interest in Provalliance for EUR 80 million. As a result of the expected sale, the Company recorded a gain of approximately $20.2 million during the twelve months ended June 30, 2012 for the decrease in the fair value of the equity put option associated with the Provalliance. In addition, the Company recorded an additional $0.8 million of expense primarily related to non-operational charges recorded by Provalliance. The Company recorded a gain of approximately $3.6 million during the twelve months ended June 30, 2011 for the settlement of a portion of an equity put option associated with our Provalliance equity method investment from our non-GAAP results.

MY Style impairment — We have excluded the impairment recorded for our investment in MY Style from our non-GAAP results. Due to the natural disasters in Japan that occurred in March 2011, we recorded an other than temporary impairment for our investment in MY Style of $0.5 and $9.2 million, respectively, during the three and twelve months ended June 30, 2011.

Release of income tax reserve related to discontinued operations — We have excluded the tax benefit for the release of income tax reserves related to our previous ownership in Trade Secret, Inc. operations from our non-GAAP results. The Company recorded income of approximately $1.1 million during the twelve months ended June 30, 2012.

Weighted average shares adjustments — The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net income as compared to the U.S. GAAP net income or loss, resulting from the non-GAAP reconciling items addressed herein.  Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which includes the dilutive effect of common stock and convertible share equivalents.

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REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (In thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP operating income and net income to equivalent non-GAAP measures

		Three Months Ended June 30,
	U.S. GAAP financial line item	2012	2011
U.S. GAAP revenue		$568,168	$591,985

U.S. GAAP operating (loss) income		$(43,968)	$7,154

Non-GAAP operating expense adjustments:
Self-insurance reserves adjustments	Site operating expense	918	1,185
Sales and use tax audit accrual adjustment	Site operating expense	—	(1,748)
Field restructure and other	General and administrative	2,807	—
Professional fees	General and administrative	2,204	—
Senior management restructure	General and administrative	1,866	2,393
Deferred compensation	General and administrative	1,808	—
Self-insurance reserves adjustments	General and administrative	22	—
Pure Beauty note receivable (recovery)/reserve	General and administrative	(805)	22,227
Legal settlements	General and administrative	—	2,433
Goodwill impairment	Goodwill impairment	67,684	—
Total non-GAAP operating expense adjustments		76,504	26,490
Non-GAAP operating income (2)		$32,536	$33,644

U.S. GAAP net loss		$(63,634)	$(16,395)

Non-GAAP net income adjustments:
Non-GAAP operating expense adjustments		76,504	26,490
Tax provision adjustments (1)	Income taxes	(15,759)	12,297
Empire Education Group impairment	Equity in (loss) income of affiliated companies, net of tax	28,157	—
Provalliance impairment, equity put liability and non-operational charges recorded by Provalliance	Equity in (loss) income of affiliated companies, net of tax	338	—
MY Style impairment	Equity in (loss) income of affiliated companies, net of tax	—	516
Total non-GAAP net income adjustments		89,240	39,303
Non-GAAP net income		$25,606	$22,908

Notes:

(1)         Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the three months ended June 30, 2012 for all non-GAAP operating expense adjustments, except the goodwill impairment.  The goodwill impairment had a tax benefit of approximately $12.5 million for the three months ended June 30, 2012, as the charge is only partially deductible for income tax purposes. The non-GAAP tax rate for the three months ended June 30, 2012 was 19.5%. Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 38% for the three months ended June 30, 2011 for all non-GAAP operating expense adjustment, except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $22.4 million for the three months ended June 30, 2011, as the charge is only partially deductible for income tax purposes.

(2)         Operational operating margins for the three months ended June 30, 2012, and 2011, were 5.7% for both respective periods and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(In thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP net income per diluted share to non-GAAP net income per diluted share

	Three Months Ended June 30,
	2012	2011
U.S GAAP net loss per diluted share	$(1.112)	$(0.289)
Self-insurance reserves adjustments (1)	0.009	0.011
Sales and use tax audit accrual adjustment (1)	—	(0.016)
Field restructure and other (1)	0.026	—
Professional fees (1)	0.020	—
Senior management restructure (1)	0.017	0.022
Deferred compensation (1)	0.017	—
Pure Beauty note receivable (recovery)/reserve (1)	(0.007)	0.201
Legal settlements (1)	—	0.022
Goodwill impairment (1)	0.805	0.329
Empire Education Group impairment (1)	0.411	—
Provalliance impairment, equity put liability and non-operational charges recorded by Provalliance (1)	0.005	—
MY Style impairment (1)	—	0.008
Dilutive effect under if-converted method (4)	0.213	0.078
Non-GAAP net income per diluted share (2) (3)	$0.404	$0.366

U.S. GAAP weighted average shares — basic	57,229	56,800
U.S. GAAP weighted average shares - diluted	57,229	56,800
Non-GAAP weighted average shares — diluted (3)	68,562	68,271

Notes:

(1)         Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the three months ended June 30, 2012 for all non-GAAP operating expense adjustments, except the goodwill impairment.  The goodwill impairment had a tax benefit of approximately $12.5 million for the three months ended June 30, 2012, as the charge is only partially deductible for income tax purposes. The non-GAAP tax rate for the three months ended June 30, 2012 was 19.5%. Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 38% for the three months ended June 30, 2011 for all non-GAAP operating expense adjustment, except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $22.4 million for the three months ended June 30, 2011, as the charge is only partially deductible for income tax purposes.

(2)     For the three months ended June 30, 2012 and 2011 non-GAAP net income per share, diluted has been calculated under the if-converted method. For the three months ended June 30, 2012 and 2011, $2.1 and $2.0 million, respectively, of after-tax interest on the convertible debt is added to the non-GAAP net income to determine the non-GAAP net income for diluted earnings per share.

(3)         Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which includes the dilutive effect of common stock and convertible share equivalents. The earnings per share impact of the adjustments for the three months ended June 30, 2012 included 0.1 million of common stock equivalents and convertible share equivalents of 11.2 million of additional shares under the if-converted method. The earnings per share impact of the adjustments for the three months ended June 30, 2011 included 0.3 million of common stock equivalents and 11.2 million of convertible share equivalents of additional shares under the if-converted method.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(In thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP operating income and net income to equivalent non-GAAP measures

		Twelve Months Ended June 30,
	U.S. GAAP financial line item	2012	2011
U.S. GAAP revenue		$2,273,779	$2,325,869

U.S. GAAP operating (loss) income		$(67,313)	$3,948

Non-GAAP operating expense adjustments:
Self-insurance reserves adjustments	Site operating expense	918	1,185
Sales and use tax audit accrual adjustment	Site operating expense	—	(1,748)
Senior management restructure	General and administrative	9,810	4,299
Professional fees	General and administrative	4,920	—
Field restructure and other	General and administrative	2,807	—
Deferred compensation	General and administrative	1,808	—
Pure Beauty note receivable (recovery)/reserve	General and administrative	(805)	31,227
Self-insurance reserves adjustments	General and administrative	22	—
Legal settlements	General and administrative	—	2,433
Strategic alternative costs	General and administrative	—	1,253
Point-of-sale accelerated depreciation	Depreciation and amortization	16,149	—
Goodwill impairment	Goodwill impairment	146,110	74,100
Total non-GAAP operating expense adjustments		181,739	112,749
Non-GAAP operating income (2)		$114,426	$116,697

U.S. GAAP net loss		$(114,093)	$(8,905)

Non-GAAP net income adjustments:
Non-GAAP operating expense adjustments		181,739	112,749
Legal settlements	Interest income and other, net	(1,098)	—
Tax provision adjustments (1)	Income taxes	(31,066)	(38,167)
Empire Education Group impairment	Equity in (loss) income of affiliated companies, net of tax	28,157	—
Provalliance impairment, equity put liability and non-operational charges recorded by Provalliance	Equity in (loss) income of affiliated companies, net of tax	17,927	(3,625)
MY Style impairment	Equity in (loss) income of affiliated companies, net of tax	—	9,173
Release of income tax reserve related to discontinued operations	Income from discontinued operations, net of tax	(1,099)	—
Total non-GAAP net income adjustments		194,560	80,130
Non-GAAP net income		$80,467	$71,225

Notes:

(1)         Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the twelve months ended June 30, 2012 for all non-GAAP operating expense adjustments, except the goodwill impairment charges.  The goodwill impairment charges had a tax benefit of approximately $18.4 million for the twelve months ended June 30, 2012, as the charge is only partially deductible for income tax purposes. The non-GAAP tax rate for the twelve months ended June 30, 2012 was 28.6%. Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 38% for the twelve months ended June 30, 2011 for all non-GAAP operating expense adjustment, except the goodwill impairment. The goodwill impairment had a benefit of approximately $23.3 million for the three months ended June 30, 2011, as the charge is only partially deductible for income tax purposes.

(2)         Operational operating margins for the twelve months ended June 30, 2012, and 2011, were 5.0% for both respective periods and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

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REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (In thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP net income per diluted share to non-GAAP net income per diluted share

	Twelve Months Ended June 30,
	2012	2011
U.S GAAP net (loss) income per diluted share	$(1.997)	$(0.157)
Self-insurance reserves adjustments (1)	0.009	0.011
Sales and use tax audit accrual adjustment (1)	—	(0.016)
Senior management restructure (1)	0.090	0.039
Professional fees (1)	0.045	—
Field restructure and other (1)	0.026	—
Deferred compensation (1)	0.017	—
Pure Beauty note receivable (recovery)/reserve (1)	(0.007)	0.281
Legal settlements (1)	(0.010)	0.022
Strategic alternative costs (1)	—	0.011
Point-of-sale accelerated depreciation (1)	0.149	—
Goodwill impairment (1)	1.864	0.745
Empire Education Group impairment (1)	0.411	—
Provalliance impairment, equity put liability and non-operational charges recorded by Provalliance (1)	0.262	(0.053)
MY Style impairment (1)	—	0.134
Release of income tax reserve related to discontinued operations(1)	(0.016)	—
Dilutive effect under if-converted method (4)	0.453	0.146
Non-GAAP net income per diluted share (2) (3)	$1.296	$1.163

U.S. GAAP weighted average shares — basic	57,137	56,704
U.S. GAAP weighted average shares - diluted	57,137	56,704
Non-GAAP weighted average shares — diluted (3)	68,528	68,201

Notes:

(1)         Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the twelve months ended June 30, 2012 for all non-GAAP operating expense adjustments, except the goodwill impairment charges.  The goodwill impairment charges had a tax benefit of approximately $18.4 million for the twelve months ended June 30, 2012, as the charge is only partially deductible for income tax purposes. The non-GAAP tax rate for the twelve months ended June 30, 2012 was 28.6%. Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 38% for the twelve months ended June 30, 2011 for all non-GAAP operating expense adjustment, except the goodwill impairment. The goodwill impairment had a benefit of approximately $23.3 million for the three months ended June 30, 2011, as the charge is only partially deductible for income tax purposes.

(2)     For the twelve months ended June 30, 2012 and 2011 non-GAAP net income per share, diluted has been calculated under the if-converted method. For the twelve months ended June 30, 2012 and 2011, $8.3 and $8.1 million, respectively, of after-tax interest on the convertible debt is added to the non-GAAP net income to determine the non-GAAP net income for diluted earnings per share.

(3)         Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which includes the dilutive effect of common stock and convertible share equivalents. The earnings per share impact of the adjustments for the twelve months ended June 30, 2012 included 0.2 million of common stock equivalents and convertible share equivalents of 11.2 million of additional shares under the if-converted method. The earnings per share impact of the adjustments for the twelve months ended June 30, 2011 included 0.3 million of common stock equivalents and 11.2 million of convertible share equivalents of additional shares under the if-converted method.

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REGIS CORPORATION

Summary of Pre-Tax, Income Taxes, and Net Income Impact for Q4 FY12 Non-Operational Items

	Pre-Tax	Income Taxes	Net Income

Self-insurance accrual adjustments	$940	$(346)	$594
Field restructure and other	2,807	(1,035)	1,772
Professional fees	2,204	(812)	1,392
Senior management restructure	1,866	(688)	1,178
Deferred compensation	1,808	(666)	1,142
Pure Beauty note receivable recovery	(805)	296	(509)
Goodwill impairment	67,684	(12,508)	55,176
Empire Education Group impairment and non-operational charges recorded by EEG	28,157	—	28,157
Provalliance impairment	338	—	338
Total	$104,999	$(15,759)	$89,240

REGIS CORPORATION
 Reconciliation of reported U.S. GAAP net loss to operational EBITDA, a non-GAAP financial measure

($ In thousands)

(unaudited)

Operational EBITDA

EBITDA represents U.S. GAAP net (loss) income for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines operational EBITDA, as EBITDA excluding equity in (loss) income of affiliated companies, and identified items impacting comparability for each respective period. For the three months ended June 30, 2012, the items impacting comparability consisted of $2.8 million of pre-tax expense associated our field restructuring, $2.2 million of pre-tax professional fees expense associated with the pending sale of the hair restoration business, $1.9 million of pre-tax expense associated with senior management restructuring and severance charges, $1.8 million pre-tax expense associated with amending our deferred compensation contracts, $0.9 million of pre-tax expense associated with prior year’s self-insurance reserves adjustments, $67.7 million goodwill impairment charge related to our Regis salon concept, and $0.8 million of income associated with the recovery of bad debt on the Pure Beauty note receivable. The impact of the income tax provision adjustments associated with the above items are already included in the U.S. GAAP reported net loss income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the $28.2 million impairment and non-operational charges recorded by EEG and the $0.3 million Provalliance impairment is already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported. For the three months ended June 30, 2011, the items impacting comparability consisted $2.4 million of pre-tax expense associated with senior management restructuring and severance charges, $1.2 million of million of pre-tax expense associated with prior year’s self-insurance reserves adjustments, $22.2 million of pre-tax expense associated with the Pure Beauty note receivable reserve, $2.4 million of pre-tax expense associated with a legal settlement and $1.7 million benefit for a sales and use tax audit accrual adjustment . The impact of the income tax provision adjustments associated with the above items are already included in the U.S. GAAP reported net loss income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the $0.5 million MY Style impairment is already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported.

	Three Months Ended
	June 30, 2012	June 30, 2011
	(Dollars in thousands)
Consolidated reported net loss, as reported (U.S. GAAP)	$(63,634)	$(16,395)
Interest expense, as reported	6,892	8,390
Income taxes, as reported	(10,549)	20,182
Depreciation and amortization, as reported	25,561	25,942
EBITDA (as defined above)	$(41,730)	$38,119

Equity in loss (income) of affiliated companies, net of income taxes, as reported	24,355	(2,942)
Field restructure and other	2,807	—
Professional fees	2,204	—
Senior management restructuring and severance charges	1,866	2,392
Deferred compensation	1,808	—
Self-insurance reserve adjustments	940	1,185
Pure Beauty note receivable (recovery) reserve	(805)	22,227
Goodwill impairment, as reported	67,684	—
Sales and use tax audit accrual adjustment	—	(1,748)
Legal settlements	—	2,433
Operational EBITDA, non-GAAP financial measure	$59,129	$61,666

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REGIS CORPORATION
 Reconciliation of reported U.S. GAAP net loss to operational EBITDA, a non-GAAP financial measure

($ In thousands)

(unaudited)

Operational EBITDA

EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines operational EBITDA, as EBITDA excluding equity in (loss) income of affiliated companies, and identified items impacting comparability for each respective period. For the twelve months ended June 30, 2012, the items impacting comparability consisted of $9.8 million of pre-tax expense associated with senior management restructuring and severance charges, $4.9 million of pre-tax professional fees expense associated with the pending sale of the hair restoration business and our fiscal year 2011 contested proxy, $2.8 million of pre-tax expense associated our field restructuring, $1.8 million pre-tax expense associated with amending our deferred compensation contracts, $0.9 million of pre-tax expense associated with prior year’s self-insurance reserves adjustments, $146.1 million goodwill impairment charges related to our Regis salon concept and our Hair Restoration Centers, $0.8 million of income associated with the recovery of bad debt on the Pure Beauty note receivable, $1.1 million of income associated with a legal settlement, and $1.1 million tax benefit for the release of income tax reserves related to our previous ownership in Trade Secret, Inc. operations. The impact of the income tax provision adjustments associated with the above items and the $16.1 million of accelerated depreciation related to our point-of-sale system are already included in the U.S. GAAP reported net loss income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the $28.2 million impairment and non-operational charges recorded by EEG and the net $17.9 million Provalliance impairment is already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported. For the twelve months ended June 30, 2011, the items impacting comparability consisted $4.3 million of pre-tax expense associated with senior management restructuring and severance charges, $1.2 million of million of pre-tax expense associated with prior year’s self-insurance reserves adjustments, $31.2 million of pre-tax expense associated with the Pure Beauty note receivable reserve, $2.4 million of pre-tax expense associated with a legal settlement , $74.1 million goodwill impairment charge related to our Promenade salon concept, $1.7 million benefit for a sales and use tax audit accrual adjustment and $1.3 million of expense associated with our exploration of strategic alternatives. The impact of the income tax provision adjustments associated with the above items is already included in the U.S. GAAP reported net loss income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the $9.2 million MY Style impairment and $3.6 million gain for the settlement of a portion of the Provalliance equity put is already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported.

	Twelve Months Ended
	June 30, 2012	June 30, 2011
	(Dollars in thousands)
Consolidated reported net loss, as reported (U.S. GAAP)	$(114,093)	$(8,905)
Interest expense, as reported	28,245	34,388
Income taxes, as reported	(5,279)	(9,496)
Depreciation and amortization, as reported	118,071	105,109
EBITDA (as defined above)	$26,944	$121,096

Equity in loss (income) of affiliated companies, net of income taxes, as reported	30,043	(7,228)
Senior management restructuring and severance charges	9,810	4,299
Professional fees	4,920	—
Field restructure and other	2,807	—
Deferred compensation	1,808	—
Self-insurance reserve adjustments	940	1,185
Pure Beauty note receivable (recovery) reserve	(805)	31,227
Legal settlements	(1,098)	2,433
Goodwill impairment, as reported	146,110	74,100
Sales and use tax audit accrual adjustment	—	(1,748)
Strategic alternative costs	—	1,253
Release of income tax reserve related to discontinued operations	(1,099)	—
Operational EBITDA, non-GAAP financial measure	$220,380	$226,617

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REGIS CORPORATION’S NORTH AMERICA REPORTABLE SEGMENT

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	As Reported			Non-GAAP
	Three Months Ended June 30, 2012	% of Revenues	Non-Operational Adjustments (1)	Three Months Ended June 30, 2012	% of Revenues

Service	$381,431	78.2%	$—	$381,431	78.2%
Product	96,692	19.8	—	96,692	19.8
Royalties and fees	9,744	2.0	—	9,744	2.0
Total revenues	$487,867	100.0	$—	$487,867	100.0

Cost of service (2)	219,249	57.5	—	219,249	57.5
Cost of product (3)	49,908	51.6	—	49,908	51.6
Site operating expenses	44,448	9.1	(839)	43,609	8.9
General and administrative	28,474	5.8	(1,401)	27,073	5.5
Rent	72,204	14.8	—	72,204	14.8
Depreciation and amortization	16,573	3.4	—	16,573	3.4
Goodwill impairment	67,684	13.9	(67,684)	—	—
Total operating expenses	$498,540	102.2	$(69,924)	$428,616	87.9

Operating (loss) income	$(10,673)	(2.2)	$69,924	$59,251	12.1

(1)         The three months ended June 30, 2012 included $0.8 million pre-tax expense for self-insurance reserves adjustments, $1.4 million pre-tax expense associated with our field restructuring and $67.7 million pre-tax non-cash goodwill impairment charge related to the Company’s Regis salon concept.

(2)         Computed as a percent of service revenues and excludes depreciation expense.

(3)         Computed as a percent of product revenues and excludes depreciation expense.

	As Reported			Non-GAAP
	Three Months Ended June 30, 2011	% of Revenues	Non-Operational Adjustments (1)	Three Months Ended June 30, 2011	% of Revenues

Service	$403,982	78.9%	$—	$403,982	78.9%
Product	98,160	19.2	—	98,160	19.2
Royalties and fees	9,581	1.9	—	9,581	1.9
Total revenues	$511,723	100.0	$—	$511,723	100.0

Cost of service (2)	232,086	57.4	—	232,086	57.4
Cost of product (3)	48,996	49.9	—	48,996	49.9
Site operating expenses	43,552	8.5	563	44,115	8.6
General and administrative	29,147	5.7	—	29,147	5.7
Rent	72,830	14.2	—	72,830	14.2
Depreciation and amortization	16,761	3.3	—	16,761	3.3
Goodwill impairment	—	—	—	—	—
Total operating expenses	$443,372	86.6	$563	443,935	86.8

Operating income	$68,351	13.4	$(563)	$67,788	13.2

(1)         The three months ended June 30, 2011 included $1.2 million pre-tax expense for self-insurance reserves adjustments and $1.7 million pre-tax benefit for a sales and use tax audit accrual adjustment.

(2)         Computed as a percent of service revenues and excludes depreciation expense.

(3)         Computed as a percent of product revenues and excludes depreciation expense.

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REGIS CORPORATION’S HAIR RESTORATION CENTERS REPORTABLE SEGMENT

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
($ In thousands)

(unaudited)

	As Reported			Non-GAAP
	Three Months Ended June 30, 2012	% of Revenues	Non-Operational Adjustments (1)	Three Months Ended June 30, 2012	% of Revenues

Service	$17,626	44.8%	$—	$17,626	44.8%
Product	21,103	53.7	—	21,103	53.7
Royalties and fees	597	1.5	—	597	1.5
Total revenues	$39,326	100.0	$—	$39,326	100.0

Cost of service (2)	11,124	63.1	—	11,124	63.1
Cost of product (3)	7,636	36.2	—	7,636	36.2
Site operating expenses	1,708	4.3	(78)	1,630	4.1
General and administrative	9,111	23.2	—	9,111	23.2
Rent	2,343	6.0	—	2,343	6.0
Depreciation and amortization	3,299	8.4	—	3,299	8.4
Goodwill impairment	—	—	—	—	—
Total operating expenses	$35,221	89.6	$(78)	$35,143	89.4

Operating income	$4,105	10.4	$78	$4,183	10.6

(1)         The three months ended June 30, 2012 included $0.1 million pre-tax expense for self-insurance reserves adjustments.

(2)         Computed as a percent of service revenues and excludes depreciation expense.

(3)         Computed as a percent of product revenues and excludes depreciation expense.

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REGIS CORPORATION’S UNALLOCATED CORPORATE REPORTABLE SEGMENT

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
($ In thousands)

(unaudited)

	As Reported			Non-GAAP
	Three Months Ended June 30, 2012	% of Revenues (1)	Non-Operational Adjustments (2)	Three Months Ended June 30, 2012	% of Revenues (1)

Service	$—	—%	$—	$—	—%
Product	—	—	—	—	—
Royalties and fees	—	—	—	—	—
Total revenues	$—	—	$—	$—	—

Cost of service (3)	—	—	—	—	—
Cost of product (4)	—	—	—	—	—
Site operating expenses	—	—	—	—	—
General and administrative	33,816	6.0	(6,500)	27,316	4.8
Rent	518	0.1	—	518	0.1
Depreciation and amortization	4,213	0.7	—	4,213	0.7
Goodwill impairment	—	—	—	—	—
Total operating expenses	$38,547	6.8	$(6,500)	$32,047	5.6

Operating loss	$(38,547)	(6.8)	$6,500	$(32,047)	(5.6)

(1)         Computed as a percent of consolidated revenues.

(2)         The three months ended June 30, 2012 included $2.2 million pre-tax expense for professional fees primarily associated with the pending sale of the Company’s Hair Restoration reportable segment, $1.9 million of pre-tax expense associated with senior management restructuring and severance charges, $1.8 million of pre-tax expense associated with amending our deferred compensation contracts, $1.4 million of pre-tax expense associated with our field restructure, and $0.8 million benefit for the recovery of bad debt on the Pure Beauty note receivable.

(3)         Computed as a percent of service revenues and excludes depreciation expense.

(4)         Computed as a percent of product revenues and excludes depreciation expense.

	As Reported			Non-GAAP
	Three Months Ended June 30, 2011	% of Revenues (1)	Non-Operational Adjustments (2)	Three Months Ended June 30, 2011	% of Revenues (1)

Service	$—	—%	$—	$—	—%
Product	—	—	—	—	—
Royalties and fees	—	—	—	—	—
Total revenues	$—	—	$—	$—	—

Cost of service (3)	—	—	—	—	—
Cost of product (4)	—	—	—	—	—
Site operating expenses	—	—	—	—	—
General and administrative	61,218	10.3	(27,053)	34,165	5.8
Rent	526	0.1	—	526	0.1
Depreciation and amortization	4,297	0.7	—	4,297	0.7
Goodwill impairment	—	—	—	—	—
Total operating expenses	$66,041	11.2	$(27,053)	$38,988	6.6

Operating loss	$(66,041)	(11.2)	$27,053	$(38,988)	(6.6)

(1)         Computed as a percent of consolidated revenues.

(2)         The three months ended June 30, 2011 included $22.2 million of pre-tax expense associated with Pure Beauty note receivable reserve, $2.4 million pre-tax expense associated with legal settlements, and $2.4 million pre-tax expense related to senior management restructuring.

(3)         Computed as a percent of service revenues and excludes depreciation expense.

(4)         Computed as a percent of product revenues and excludes depreciation expense.

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REGIS CORPORATION’S EQUITY IN (LOSS) INCOME OF AFFILIATED COMPANIES, NET OF TAXES

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
($ In thousands)

(unaudited)

	Three Months Ended
	June 30, 2012	June 30, 2011
	(Dollars in thousands)
Equity in (loss) income of affiliated companies, net of income taxes, as reported (U.S. GAAP)	$(24,355)	$2,942
Empire Education Group impairment and non-operational charges recorded by EEG (1)	28,157	—
Provalliance impairment (2)	338	—
MY Style impairment (3)	—	516
Operational equity in income of affiliated companies, net of income taxes, non-GAAP	$4,140	$3,458

(1)         The Company recorded an other than temporary impairment charge of approximately $19.4 million during the three months ended June 30, 2012 as a result of a decrease in the fair value of the Company’s investment in EEG. In addition, the Company recorded an additional $8.7 million of expense primarily related to non-operational charges recorded by EEG.

(2)         The Company recorded an other than temporary impairment charge of approximately $0.3 million during the three months ended June 30, 2012 as a result of the Company entering into an agreement to sell its 46.7 percent interest in Provalliance for EUR 80 million.

(3)         Due to the natural disasters in Japan that occurred in March 2011, we recorded an other than temporary impairment for our investment in MY Style of $0.5 million during the three months ended June 30, 2011.

-end-